As filed with the United States Securities and Exchange Commission on July 31, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNILEVER N.V.
(Exact name of company as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	Weena 455 3000 AL, Rotterdam The Netherlands (Address of principal executive offices)	None (I.R.S. Employer Identification No.)

SAVINGS PLAN FOR UNION EMPLOYEES OF UNILEVER (Full title of the plan)

Ronald M. Soiefer, Esq. Senior Vice President and General Counsel Unilever United States, Inc. 390 Park Avenue New York, New York 10022 (Name and address of agent for service)

(212) 688-6000 (Telephone number, including area code, of agent for service)

Copy of all communications to:

Robert J. Lichtenstein, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103-2921 (215) 963-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered (1)	Registered	Per Share (2)	Price (2)	Registration Fee (3)(4)(5)

Unilever N.V. Ordinary Shares, par value Fl 1.12 per share	150,000	$57.74	$8,661,000	$700.67
Less Fee Credits				<$700.67>
Net Fee:				0

(1)	This Registration Statement on Form S-8 covers ordinary shares, par value Fl 1.12 per share (“NV Shares”), of Unilever N.V., a Netherlands corporation, which may be offered or sold pursuant to the Savings Plan for Union Employees of Unilever (the “Plan”), and such additional shares as may be offered pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the NV Shares on July 25, 2003 as reported on the New York Stock Exchange.

(3)	Conopco, Inc. will merge the Bestfoods Savings Plan, Lipton Savings Plan for Union Employees, Thrift and Savings Plan for Certain Employees of Lever Brothers Company, and Savings Plan for Lever Brothers Employees Represented by the ICWUC (the “Prior Plans”) into the Lipton

Savings Plan for Hourly Employees of the Independence Plant, effective August 1, 2003, and rename it the Savings Plan for Union Employees of Unilever.

(4)	On December 31, 2001, Unilever N.V. filed a Registration Statement on Form S-8 covering 5,000 NV Shares under the Lipton Savings Plan for Union Employees. Of these shares, 4,883 remain unsold.

On December 31, 2001, Unilever N.V. filed a Registration Statement on Form S-8 covering 35,000 NV Shares under the Bestfoods Savings Plan. Of these shares, 34,892 remain unsold.

On December 31, 2001, Unilever N.V. filed a Registration Statement on Form S-8 covering 10,000 NV Shares under the Lipton Savings Plan for Hourly Employees of the Independence Plant. Of these shares, 9,735 remain unsold.

On September 30, 1999, Unilever N.V. filed a Registration Statement on Form S-8 covering 200,000 NV Shares under the Savings Plan for Lever Brothers Employees Represented by the ICWUC. Of these shares, 154,047 remain unsold.

On September 30, 1999, Unilever N.V. filed a Registration Statement on Form S-8 covering 150,000 NV Shares under the Thrift and Savings Plan for Certain Employees of Lever Brothers Company. Of these shares, 112,440 remain unsold.

(5)	All of the unsold securities registered in connection with the Plan and Prior Plans shall be deregistered on the date of filing of this Registration Statement. Registration fees associated with unsold securities under the Plan and Prior Plans in the amount of $70.15 (relating to 4,883 NV Shares registered in connection with the Lipton Savings Plan for Union Employees), $501.23 (relating to 34,892 Unilever N.V. Ordinary shares registered in connection with the Bestfoods Savings Plan), $139.21 (relating to 9,735 NV Shares registered in connection with the Lipton Savings Plan for Hourly Employees of the Independence Plant), $110.64 (relating to 154,047 NV Shares registered in connection with the Savings Plan for Lever Brothers Employees Represented by the ICWUC), and $2,169.52 (relating to 112,440 NV Shares registered in connection with the Thrift and Savings Plan for Certain Employees of Lever Brothers Company) will be offset against the current registration fee in accordance with Rule 457 of the Securities Act and Release No. 33-7943.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENTS

Item 3. Incorporation of Documents by Reference.

Pursuant to General Instruction E of Form S-8 the contents of the Registration Statement on Form S-8 filed by Unilever N.V. (the “Company”) (File No. 1-4547) on December 31, 2001 (Reg. No. 333-14244) relating to the Lipton Savings Plan for Hourly Employees of the Independence Plant (now called the Savings Plan for Union Employees of Unilever) is hereby incorporated by reference in this Form S-8 Registration Statement (the “Registration Statement”) and made a part hereof.

Accordingly, the Company’s Annual Report on Form 20-F for the year ended December 31, 2002 filed with the United States Securities and Exchange Commission (the “SEC”) by the Company pursuant to the Securities Exchange Act of 1934, as amended, is incorporated by reference in the Registration Statement and made a part hereof.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 8. Exhibits.1

Exhibit Numbers	Exhibit

23.1	Consent of PricewaterhouseCoopers Accountants N.V.

23.2	Consent of PricewaterhouseCoopers LLP

99.1	Savings Plan for Union Employees of Unilever

[1] No “original issue” shares shall be issued under the Plan, therefore, in accordance with the instruction to Item 8 of Form S-8 no legality opinion is required.

The registrant will submit the Plan to the Internal Revenue Service in a timely manner for a determination letter that the Plan complies with the requirements of the Internal Revenue Code and will make all changes required by the Internal Revenue Service to qualify the Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on this 30th day of July 2003.

UNILEVER N.V.

By:	/s/ Antony Burgmans

Name: Title:	Antony Burgmans Chairman

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

     Each person, in so signing, also makes, constitutes and appoints Ronald M. Soiefer, his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

Name	Title

/s/ Antony Burgmans Antony Burgmans	Chairman, Unilever N.V. (Principal Executive Officer)

/s/ Niall Fitzgerald KBE	Vice Chairman, Unilever N.V.

Niall Fitzgerald KBE

/s/ Rudy Markham Rudy Markham	Director, Unilever N.V. (Principal Financial Officer)

/s/ Clive Butler	Director, Unilever N.V.

Clive Butler

/s/ Patrick Cescau	Director, Unilever N.V.

Patrick Cescau

/s/ Andre baron van Heemstra	Director, Unilever N.V.

Andre baron van Heemstra

/s/ Charles Strauss	Director, Unilever N.V.

Charles Strauss

/s/ Keki Dadiseth	Director, Unilever N.V.

Keki Dadiseth

Name	Title

/s/ Ronald M. Soiefer Ronald M. Soiefer	Attorney-in-Fact for the Officers and Directors and Agent of Unilever N.V. for Service of Process

     Pursuant to the requirements of Securities Act of 1933, the trustees (or administrators) of the Savings Plan for Union Employees of Unilever have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 30th day of July 2003.

Savings Plan for Union Employees of Unilever

By:	/s/ Stephen A. Pass

Name: Title:	Stephen A. Pass Director of Benefits

INDEX TO EXHIBITS

Exhibit Numbers	Description of Exhibit

23.1	Consent of PricewaterhouseCoopers Accountants N.V.

23.2	Consent of PricewaterhouseCoopers LLP

99.1	Savings Plan for Union Employees of Unilever